EXHIBIT 99.1

Air Methods Reports 3Q2010 Results and 4Q2010 Update

Fully-Diluted Earnings Per-Share of $1.48 Reflects 48% Growth in Net Income

October 2010 Community-Based Transports Increase by 26%

DENVER, Nov. 4, 2010 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM) reported results for the quarter ended September 30, 2010. Revenue increased 11% to $153.9 million from $138.6 million in the year-ago quarter. For the nine-month period, revenue increased 5% to $411.6 million, up from $393.0 million in the prior-year nine-month period. For the quarter, net income increased 48% to $18.6 million, or $1.48 per diluted share, as compared with prior-year quarter net income of $12.6 million, or $1.01 per diluted share. Net income for the nine-month period increased 20% to $31.5 million, or $2.51 per diluted share, compared to $26.2 million, or $2.12 per diluted share, for the prior-year period.

Third Quarter Highlights

Community-Based Services: Revenue from Community-Based Services increased 18% to $96.1 million from $81.2 million, while segment net income increased 48% to $27.0 million during the third quarter, as compared with segment net income of $18.3 million in the prior-year quarter. The increase in revenue and related earnings is attributed to improved net revenue per community-based transport. Net revenue per community based transport increased 16% to $8,720, compared with $7,509 in the prior-year quarter. Total community-based patient transports increased slightly to 10,876 in the current-year quarter from 10,752 in the prior-year quarter. Community-based patient transports for bases open greater than one year (Same-Base Transports) decreased 5% or 487 transports, as compared with the prior-year quarter. Weather cancellations for these same-base locations decreased by 321 compared with the prior-year quarter.  Improvement in segment earnings was offset, partially, by increases in maintenance expenditures. Maintenance expense for the quarter increased by $3.9 million, reflecting a 31% increase in cost per flight hour. This increase was attributed to higher overall major overhauls or replacements of key components during the quarter as compared with the prior-year quarter.

Hospital-Based Services: Revenue from Hospital-Based Services decreased by 2% to $50.6 million from $51.6 million, while segment net income decreased by 15% to $4.5 million in the current-year quarter from $5.3 million during the prior-year third quarter. The decrease in segment revenue is partially attributed to conversion of Hospital-Based Services to Community-Based Services. These conversions resulted in a net reduction to segment revenue of $0.8 million or approximately half of the decrease. The decrease in segment net income is primarily attributed to increased maintenance expenditures. Maintenance expense for the quarter increased by $1.0 million, reflecting an 11% increase in cost per flight hour. This increase in expense is attributed to the same factors discussed above within the Community-Based Services segment.

Products Division: Revenue, excluding revenue generated from internal projects, increased to $7.3 million from $5.9 million in the prior-year quarter, a 24% increase. Segment net income, excluding internal projects, increased to $2.3 million from $1.8 million in the prior-year quarter.

The Company also provided an update on preliminary October 2010 flight volume. Total community-based transports during October 2010 were 3,862 compared with 3,065 during October 2009, reflecting a 26% increase. Same-Base Transports increased 599 transports or 20%, while weather cancellations for these same bases decreased by 867 transports. Requests for transport within our community bases open greater than one year increased by 211, or 3%.

Aaron Todd, Chief Executive Officer, stated, "We are very pleased with our quarterly results, especially given the impact of higher maintenance expenditures and the absence of any hurricane response revenue typically realized during our third quarters. Our overall improvement in net revenue per transport has been achieved while also reducing our days' sales outstanding from 103 days to 84 days over the past twelve months. As expected, our net margins have improved within our Products Division compared to the first half of 2010, as much of the back log was weighted to the second half of the current year. Finally, our October flight volume results confirm the severe impact that weather had on our ability to transport patients last winter.   If weather conditions continue to be moderate, we would anticipate healthy growth in earnings from improved patient transport volume during our winter quarters."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 20992777, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

AIR METHODS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET (Amounts in thousands)

	September 30, 2010	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$ 45,597	38,073
Trade receivables, net	131,274	113,563
Other current assets	52,543	55,460

Total current assets	229,414	207,096

Net property and equipment	202,586	181,742
Other assets, net	34,428	35,294

Total assets	$ 466,428	424,132

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$ 10,322	4,510
Current portion of indebtedness	15,381	15,850
Accounts payable, accrued expenses and other	58,775	53,370

Total current liabilities	84,478	73,730

Long-term indebtedness	85,309	90,980
Other non-current liabilities	65,872	62,880

Total liabilities	235,659	227,590

Total stockholders' equity	230,769	196,542

Total liabilities and stockholders' equity	$ 466,428	424,132

AIR METHODS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2010	2009	2010	2009

Revenue:
Flight operations	$ 145,120	131,723	392,725	370,917
Product operations	7,277	5,879	14,740	19,448
Other	1,537	972	4,153	2,613
Total revenue	153,934	138,574	411,618	392,978

Expenses:
Operating expenses	101,061	96,290	289,953	285,197
General and administrative	17,219	15,978	50,175	48,388
Gain on disposition of assets, net	(147)	(239)	(257)	(772)
Depreciation and amortization	6,381	4,758	18,114	13,976
	124,514	116,787	357,985	346,789

Operating income	29,420	21,787	53,633	46,189

Interest expense	(1,458)	(1,285)	(4,545)	(3,643)
Other, net	390	(37)	478	85

Income before income taxes	28,352	20,465	49,566	42,631

Income tax expense	(9,723)	(7,861)	(18,074)	(16,387)

Net income	$ 18,629	12,604	31,492	26,244

Income per common share:
Basic	$ 1.49	1.02	2.52	2.15
Diluted	$ 1.48	1.01	2.51	2.12

Weighted average common shares outstanding:
Basic	12,504,382	12,337,120	12,476,577	12,218,369
Diluted	12,583,414	12,498,320	12,556,788	12,397,026
CONTACT:  Air Methods Corporation
          Aaron D. Todd, Chief Executive Officer
            (303) 792-7413
          Trent Carman, Chief Financial Officer
            (303) 792-7591